EXHIBIT 10.6
PERFORMANCE FOOD GROUP COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective July 1, 2004
As Amended and Restated
Effective January 1, 2007

THE PERFORMANCE FOOD GROUP COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This Performance Food Group Company Supplemental Executive Retirement Plan (the “Plan”) is hereby established by Performance Food Group Company (the “Company”) in accordance with the terms set forth below effective January 1, 2004.
     WHEREAS, the Company maintains a qualified retirement plan for the benefit of its employees; and
     WHEREAS, various qualified plan requirements apply to limit the benefits that may be provided to highly compensated employees of the Company under the qualified plan; and
     WHEREAS, in recognition of the qualified plan limits, the Company desires to establish a supplemental nonqualified retirement plan for certain executive employees of the Company; and
     WHEREAS, the Company believes that such a plan will assist greatly in attracting and retaining highly qualified and well motivated executives; and
     WHEREAS, the employees benefiting under the Plan shall be members of a select group of management or highly compensated employees as selected by the Board of Directors of the Company.
     NOW THEREFORE, the Plan is established subject to the terms and conditions below.
ARTICLE I
OBJECTIVES AND DEFINITIONS
1.01 Purpose of the Plan.
     The Plan is established for the purpose of providing supplemental nonqualified retirement benefits for certain management or highly compensated employees of the Company within the meaning of Section 201(2), 301(a)(3) and 401(a)(1) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall also be treated as an unfunded, unsecured deferred compensation plan for purposes of Sections 83, 451 and 402 of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that the Plan will assist in attracting and retaining qualified individuals to serve as officers and managers of the Company. Effective January 1, 2005, the Plan is amended to conform to the requirements of Section 409A of the Code.

1.02 Defined Terms.
     As used herein, unless the context requires otherwise the terms below shall have the following definitions:
“Account Balance” has the meaning set forth in Section 3.02
“Annual Compensation” means the Participant’s annual base compensation, plus any and all bonuses or commissions earned, including any pre-tax deferrals, earned in a Plan Year.
“Beneficiary” has the meaning set forth in Section 7.01.
“Board of Directors” means the Board of Directors of the Company.
“Cause” means (i) a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, (ii) a Participant’s willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate, (iii) the engaging by the Participant in conduct which is demonstrably injurious to the Company, monetarily or otherwise, (iv) a material failure on the part of a Participant to meet performance standards or objectives established by the Participant’s supervisor(s), (v) a material breach or violation of the Company’s employee policies, or (vi) any act, omission or failure to act by the participant which the Committee determines, in its sole discretion, constitutes Cause. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.
“Change in Control” means the occurrence of any of the following:
(i)	any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(ii)	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

(iii)	during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Company’s Board of Directors.
“Company” means Performance Food Group Company, designated subsidiaries, and successors thereto.
“Company Contribution” means the sum of the “Floor Contribution” and “Performance Contribution” described in Section 3.03 which are deemed to be contributed and credited to a Participant’s account.
“Credited Service” means the whole years of service measured by the Plan Year, determined by the Company, from a Participant’s date of hire.
“Delayed Retirement Date” means the end of the month following the Participant’s 65th birthday as of which he elects to retire.
“Disability Date” means the date the Participant is determined to be Permanently Disabled. Notwithstanding the provisions of Article V, a Participant shall be fully vested upon his Disability Date.
“Early Retirement Date” means the last day of the month that is the earlier of: (i) attainment of age 55 with at least 20 Years of Credited Service, or (ii) attainment of age 59 1/2 with at least 15 Years of Credited Service, or (iii) attainment of age 62 with at least 10 Years of Credited Service.

“Enrollment Date” means the date chosen and approved by the Committee as the Participant’s participation date in the Plan.
“Floor Contribution” means the amount determined in Section 3.03
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Normal Retirement Benefit” means the benefit described in Section 3.02.
“Normal Retirement Date” means the last day of the month of a Participant’s 65th birthday.
“Participant” means a member of senior management who has been selected by the Committee to participate in the Plan and who has not been removed therefrom, pursuant to Article II.
“Permanently Disabled” means disability within the meaning of the Performance Food Group Company Long-Term Disability Plan that covers a Participant.
“Plan” means the Supplemental Executive Retirement Plan of Performance Food Group Company as set forth in this instrument, as it may be amended from time to time.
“Plan Year” means the fiscal year of the Company.
“Potential Change in Control” means any of the following events:
(i)	The approval by the shareholders of the Company of an agreement by the Company, the consummation of which would result in a Change in Control of the Company; or

(ii)	The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Company representing 5% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.
“Retirement Benefit” means the Participant’s benefit as determined under Section 3.02.

“Retirement Date” means the date the Participant actually terminates employment with the Company as a result of Early, Normal, Disability or Deferred Retirement.
ARTICLE II
PARTICIPATION
2.01 Plan Participation.
     (a) Eligibility to Participate – Participation in the Plan shall be limited to members of Senior Management of the Company who are specifically designated for participation by the Committee. In selecting individuals for participation in the Plan, the Committee shall have sole, absolute and complete discretion, and such selection shall be in recognition of past performances and/or expected future performance. The Committee shall inform each Participant of his designation as a Participant.
     (b) Removal From Participation – The Committee shall have sole, absolute and complete discretion to remove a Participant from the Plan. Upon removal, the Participant shall not be eligible for additional Company Contributions but shall be credited with any additional Years of Credited Service, if any, during his continued employment with the Company. A Participant who has been removed from participation shall be entitled to receive a distribution of the vested portion of his Account, if any, in accordance with Section 6.01(d).
ARTICLE III
RETIREMENT BENEFITS
3.01 Retirement Benefit.
     Participant who continues employment with the Company until his Early, Normal, Disability or Delayed Retirement Date shall receive the benefit determined according to Section 3.02.
3.02 Determination of Benefit.
     The amount of the benefit payable to a Participant, under this Plan shall be determined based on the Account Balance for each Participant. The Account Balance at any time will be valued as follows:
     (a) Each Participant in the Plan will have an Account established upon his behalf.

     (b) The Account will be increased by an amount of any Company Contribution, determined under Section 3.03, that may be provided from time to time.
     (c) The Interest Crediting Rate for any Plan Year, determined by the Committee, will also increase the Account Balance. Appendix I provides the Interest Crediting Rate for the Plan Year.
     (d) The amount of the benefit payable will be based upon the Account Balance after application of the vesting rules determined under Section 4.01.
3.03 Determination of Company Contribution.
     The amount of Company Contribution may take the following forms, as determined by the Committee, as follows:
     (a) Floor Contribution – Effective for contributions credited for periods through December 30, 2006, an amount equal to five percent (5%) of each Participant’s Annual Compensation. Effective for contributions credited for periods beginning on or after December 31, 2006, the Company will no longer make a Floor Contribution to the Plan.
     (b) Performance Contribution – an amount equal to a specific percentage of each Participant’s Annual Compensation, based on progress towards the Performance Target. Appendix II details the Performance Target that is in effect for the Plan Year and the amount of the Performance Contribution that may be earned by each Participant for meeting the required Performance Target.
3.04 Last Day Rule.
     No Contribution shall be made on behalf of a Participant who is not an employee as of December 31 of the Plan Year for which the Contribution is to be made.
ARTICLE IV
PRE-RETIREMENT DEATH BENEFIT
4.01 Active Participant.
     If a Participant dies while actively employed by the Company, his Account shall become fully vested, and his Beneficiary shall receive the benefit determined under Section 3.02.

ARTICLE V
VESTING
5.01 Vesting Retirement Benefits.
     Subject to the provisions of Section 5.02 regarding vesting upon a Change of Control and the provisions of Article VIII regarding forfeiture of benefits, a Participant shall acquire a 100% non-forfeitable interest in his unfunded and unsecured right to receive his Retirement Benefit determined under Section 3.02 of the Plan when the Participant completed at least six Years of Credited Service.
     If a Participant terminates employment prior to completing six Years of Credited Service under this Plan, the following schedule will apply with regard to Company Contributions credited for periods through December 30, 2006:

Years of Service	Vested percentage
Less than two	0%
More than two, but less than three	20%
More than three, but less than four	40%
More than four, but less than five	60%
More than five, but less than six	80%
More than six	100%
     If a Participant terminates employment prior to completing ten Years of Credited Service under this Plan, the following schedule will apply with regard to Company contributions credited on or after December 31, 2006:

Years of Service	Vested percentage
Less than five	0%
Five but less than six	50%
Six but less than seven	60%
Seven but less than eight	70%
Eight but less than nine	80%
Nine but less than ten	90%
Ten or more	100%
Any non-vested portion of his Account shall be forfeited.

5.02 Change in Control.
     Upon (i) a Change in Control or (ii) a Potential Change in Control (but only if and to the extent determined by the Committee), all Retirement Benefits provided under Section 3.02 shall become fully vested.
ARTICLE VI
BENEFIT COMMENCEMENT AND PAYMENT OPTIONS
6.01 Benefit Commencement.
     (a) Effective January 1, 2007, payment of the Normal Retirement Benefit, Early Retirement Benefit and Delayed Retirement Benefit shall commence sixty (60) days after the Participant’s Normal Retirement Date, Early Retirement Date or Delayed Retirement Date or as soon thereafter as is practicable; provided that such payment must be made by the later of (i) December 31 of the calendar year in which payment was scheduled or (ii) the 15th day of the third month following the scheduled payment date, or (iii) if the Participant is a Key Employee on his or her Normal Retirement Date, Early Retirement Date or Delayed Retirement Date, the later of (A) sixty (60) days following January 1 following his Normal Retirement Date, Early Retirement Date or Delayed Retirement Date termination or (B) the first day of the month following the six-month anniversary of the Participant’s Normal Retirement Date, Early Retirement Date or Delayed Retirement Date.
     (b) Effective January 1, 2007, payment of the Disability Retirement Benefit shall commence sixty (60) days after the Participant’s Disability Retirement Date or as soon thereafter as is practicable; provided that such payment must be made by the later of (i) December 31 of the calendar year in which payment was scheduled or (ii) the 15th day of the third month following the scheduled payment date.
     (c) Effective January 1, 2007, payment of the Pre-Retirement Death Benefits shall commence sixty (60) days after the Participant’s date of death or as soon thereafter as is practicable; provided that such payment must be made by the later of (i) December 31 of the calendar year in which payment was scheduled or (ii) the 15th day of the third month following the scheduled payment date. If no beneficiary is designated, the death benefit shall be paid to his estate.
     (d) Effective January 1, 2007, payment of the vested portion of the Account of a Participant who was removed from participation or who terminates employment prior to reaching his Retirement Date shall commence sixty (60) days after what would have been the Participant’s Normal Retirement Date under the Plan or as soon thereafter as is practicable; provided that such payment must be made by the later of (i) December 31 of the calendar year in which payment was scheduled or (ii) the 15th day of the third month following the scheduled payment date, or (iii) if the Participant is a Key Employee on his date of termination, the later of (A) sixty (60) days following January 1 following what would have been the Participant’s Normal Retirement Date under the Plan or (B) the first day of the month following the six-month anniversary of what would have been the Participant’s Normal Retirement Date under the Plan.
     (e) Except as provided in Treasury Regulations, no acceleration in the time or schedule of any payment or amount scheduled to be paid from the Participant’s Account is permitted.
     (f) For purposes of this Plan section, Key Employee means a Participant who, as of December 31 of any Plan Year, satisfies the requirements of Section 416(i) of the Code without regard to Section 416(i)(5) of the Code with such Participant being considered a Key Employee for purposes of the Plan for the 12-month period commencing on the next following April 1.
     6.02 Form of Benefit Payment.
     Benefits shall be payable in the form of a lump-sum distribution.
ARTICLE VII
BENEFICIARY
7.01 Beneficiary.
     A Participant’s Beneficiary shall be the person last designated as such in writing, filed by the Participant and on record with the Company with respect to this Plan. A Participant may change or amend such Beneficiary designation at any time by filing a new written designation. If no Beneficiary designation is in force at the Participant’s death, or the designated Beneficiary has predeceased the Participant, then the Participant’s Beneficiary shall be his surviving spouse, or if none, his estate.
ARTICLE VIII
FORFEITURES
8.01 Forfeiture for Cause.
     Notwithstanding any other provisions in the Plan, a Participant shall forfeit his entire interest in the Plan if he is (i) dismissed for Cause (or is permitted to resign or retire in lieu of dismissal) or (ii) separates from service and becomes employed within one year after separation from service with an entity that is deemed to be in competition with the Company.

ARTICLE IX
ADMINISTRATION
9.01 Administrator.
     The Committee shall have complete authority to take any steps the Committee, in its sole discretion, deems necessary or appropriate to carry out the purposes of the Plan. The Committee shall have sole, absolute and complete discretion to interpret the provisions of the Plan as they apply to particular facts and circumstances. Without limiting the generality of the foregoing, the Committee may prescribe interpretive rules, procedures and forms for the administration of the Plan. In addition, the Committee in its sole discretion may delegate ministerial duties with respect to the administration of the Plan to employees of the Company or to third parties.
9.02 Claims-Procedure.
     (a) All claims for benefits shall be in writing in a form satisfactory to the Committee.
     (b) If the Committee wholly or partially denies a Participant’s or Beneficiary’s claim for benefits, the Committee shall within ninety (90) days after the Plan’s receipt of the claim give the claimant written notice setting forth in understandable language:
     (i) the specific reason(s) for the denial;
     (ii) specific reference to pertinent Plan provisions on which the denial is based;
     (iii) a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and
     (iv) an explanation of the Plan’s review procedure.
The claimant shall have sixty (60) days after the day on which such written notice of denial is handed or mailed to him, in which to apply (in person or by authorized representative) to the Vice President, Human Resources in writing for a full and fair review of the denial of his claim. In connection with such review, the claimant (or his representative) shall be afforded reasonable opportunity to review pertinent documents, and may submit issues and comments in writing.

The Committee shall issue its decision on review promptly and within sixty (60) days after the Plan’s receipt of the request for review, unless special circumstances require an extension to not later than one hundred twenty (120) days after receipt of the request for review. (Written notice of any such extension shall be furnished to the claimant before the commencement of such extension). The decision shall be in writing and shall in understandable language set forth specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based.
9.03. Omnibus Provision.
     (a) Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code, including without limitation, deferring payment until the occurrence of a specified payment event described in Section 409A(a)(2) of the Code. Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code.
     (b) It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Section 409A of the Code (including any transition or grandfather rules thereunder). The Employer is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Section 409A of the Code (including any transition or grandfather rules thereunder) and to declare any election, consent or modification thereto void if non-compliant with Section 409A of the Code.
ARTICLE X
AMENDMENT AND TERMINATION
10.01 Amendment.
     Except as provided below, the Committee shall have full authority to amend the Plan prospectively or retroactively in any respect without the consent of any Participant or Beneficiary. However, the Plan may not be amended to affect adversely benefits due to Participants who are fully or partially vested in accordance with Section 5.01. For purposes of this Plan, benefits earned and vested to the date of any such amendment shall be calculated as if the Plan were terminated on the date of such amendment.

10.02 Termination.
     The Committee, in its sole, absolute and complete discretion, may discontinue and terminate the Plan at any time without the consent of any Participant or Beneficiary, who shall have no further right to benefits under the Plan; provided, however, that such action shall not adversely affect benefits due to Participants who are fully or partially vested in accordance with Section 5.01 as the date of such termination.
ARTICLE XI
MISCELLANEOUS
11.01 Effect on Employment Rights.
     Nothing contained in this Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or employee at any time regardless of the effect which such discharge shall have upon him as a Participant in the Plan.
11.02 Plan Unfunded.
     Benefits under the Plan are unfunded and unsecured. The rights of a Participant or Beneficiary shall be solely those of any unsecured general creditor of the Company. Should the Company choose to invest in insurance contracts or other specific assets with a view towards providing an informal source of funds to pay benefits hereunder, any such asset shall be held in the Company’s name and shall be subject to the claims of its general creditors, and no Participant shall have any special claim or lien on any such asset. No trust or security interest is intended to be created by this document.
11.03 No Salary Reduction.
     The Plan does not involve a reduction in salary for the Participant or the foregoing of an increase in future salary by the Participant.
11.04 Retired Participant Not an Employee.
     A retired Participant shall not be considered an employee for any purpose under the law.
11.05 Non-Alienation.
     Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

11.06 Construction of the Plan.
     For the purposes of the Plan, the singular shall include the plural and vice versa; and the use of any gender shall include all genders.
11.07 Binding on Successors.
     This Plan shall be binding upon and inure to the benefit of the Company, its successors and each Participant and his heirs, executors, administrators and legal representatives.
11.08 Governing Law.
     This Plan shall be governed by the laws of the Commonwealth of Virginia. This Plan is solely between the Company and the Participant. The Participant and his or her Beneficiary shall have recourse only against the Company for enforcement of the Plan.
     This instrument is executed on                     , 2007, as amended and restated effective as of January 1, 2007.
PERFORMANCE FOOD GROUP COMPANY

APPENDIX I
INTEREST CREDITING RATE
The initial Interest Crediting Rate under Section 3.02 of the Plan will be eight percent (8%). The Committee will utilize this Interest Crediting Rate for the initial Plan Year. The Interest Crediting Rate will continue at this rate until amended by the Committee at any time during a subsequent Plan Year.

APPENDIX II
PERFORMANCE TARGET, PERFORMANCE CONTRIBUTION AND
MAXIMUM COMPANY CONTRIBUTION
Performance Target:
The following Performance Target will be utilized for the Plan Year beginning January 2004 and will continue for subsequent Plan Years until amended by the Committee. The term “Performance Target” is defined as the consolidated earnings for the Company before interest and taxes as budgeted and approved by the Board for the Plan Year.
Performance Contribution:
Effective for Performance Contributions credited for periods through December 30, 2006, for every 1% over 95% of the Performance Target, an additional 1% of Annual Compensation will be credited by the Company to each Eligible Participant’s Account. The maximum Performance Contribution shall be 15% of Annual Compensation (which will occur when 110% or more of the Performance Target is achieved).
Effective for Performance Contributions credited for periods beginning on or after December 31, 2006, for every 1% over 95% of the Performance Target (up to 100% of the Performance Target), an additional 2% of Annual Compensation will be credited by the Company to each Eligible Participant’s Account, and for every 1% over 100% of the Performance Target (up to 110% of the Performance Target), an additional 1% of Annual Compensation will be credited by the Company to each Eligible Participant’s Account. The maximum Performance Contribution shall be 20% of Annual Compensation (which will occur when 110% or more of the Performance Target is achieved).
Maximum Company Contribution:
For any Plan year, the maximum Company Contribution shall be 20% of Annual Compensation.